Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Entasis Therapeutics Holdings Inc.:

We consent to the use of our report dated March 11, 2020, with respect to the consolidated balance sheets of Entasis Therapeutics Holdings Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ (deficit) equity, and cash flows for the years then ended, and the related notes, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated March 11, 2020 contains an explanatory paragraph that states that the Company has incurred recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
Boston, Massachusetts
August 6, 2020